Exhibit 99.1

SCIELE PHARMA, INC. ANNOUNCES CHANGE OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

ATLANTA (March 11, 2008) — Sciele Pharma, Inc. (Nasdaq: SCRX) today announced that the Audit Committee of its Board of Directors has dismissed BDO Seidman, LLP as the Company’s independent registered  public accounting firm and has engaged KPMG LLP as its new independent registered public accounting firm.

“We are looking forward to our relationship with KPMG,” stated Darrell Borne, the Company’s Chief Financial Officer.  “We believe that KPMG’s pharmaceutical industry experience and technical expertise will be a good fit for Sciele.”  Mr. Borne did note that BDO Seidman’s dismissal was not a result of any disagreement between BDO Seidman and the Company, including in regard to the Company’s accounting principles and practices, financial statement disclosures or audit procedures.  KPMG’s engagement is subject to its completion of its customary client acceptance procedures.

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular, Diabetes, Women’s Health and Pediatrics. The Company’s Cardiovascular and Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit and hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Execution Excellence, Simplicity, and Teamwork.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations.

Contact:	Joseph T. Schepers
Director of Investor Relations
678-341-1401
ir@sciele.com